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                                                             EXHIBIT 4
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                            SYNTEX CORPORATION
                   3601 Hillview Avenue, P.O. Box 10850
                       Palo Alto, California  94383


                                               February 28, 1994



Dr. Henri B. Meier
Roche Holding AG
Schaffhauserrheinweg 125
CK-4002 Basel, Switzerland

Dear Dr. Meier:

        To facilitate a possible sale or merger transaction, Syntex Corporation ("Syntex") plans to provide Roche Holding AG ("Roche") with certain highly confidential and proprietary technical and business information.

        In addition, other major corporations, including several in the pharmaceutical business, recently have been the subject of attempted hostile takeovers. In light of this activity, and to enable us to work together candidly and openly, we propose that Syntex and Roche agree as follows:

        1. This agreement shall govern the conditions of disclosure by Syntex to Roche of oral and written confidential technical, marketing and business information dealing with Syntex's products and business (the "Information"). In connection therewith, Roche hereby agrees:

                (a) not knowingly to use Information except for the sole purpose of evaluating a possible strategic alliance or business transaction, and

                (b) not knowingly to disclose Information to others (except to its employees and agents who reasonably require the same for the sole purpose described herein and who are bound to it by similar obligations as to confidentiality) without the express written permission of Syntex, except that Roche shall not be prevented from using or disclosing Information that:




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                        (i)     Roche can demonstrate by written records
                                was known to Roche prior to the date of
                                disclosure hereunder; or

                       (ii) is developed independently by Roche with-out the benefit, knowledge or use of any Information by the individual claiming to have made such development; or

                      (iii) is now public knowledge, or becomes public knowledge in the future other than by breach of this agreement by Roche; or

                       (iv) is lawfully disclosed to Roche by a third party who is not legally obligated to Syntex to retain such information in con-fidence.

        2. The furnishing of Information to Roche shall not constitute any grant, option or license to Roche under any patent or other rights now or here-after held by Syntex.

        3. Roche hereby agrees to return to Syntex promptly upon request any physical materials provided to it hereunder and to destroy any copies thereof or workpapers derived therefrom.

        4. The obligations of Roche under the terms of paragraphs 1, 2 and 3 hereof shall remain in effect for ten (10) years from the date hereof.

        5. Commencing on the date hereof and expiring on the tenth anniversary of the date hereof (the "Standstill Period"), neither party will, directly or indirectly, acquire any amount of any class of the other's voting securities, whether in open market purchases or otherwise. During the Standstill Period, neither party will initiate, or be a member of any group that initiates, any offer for tenders of voting securities of the other party that could result in such party's or such group's acquisition of any amount of any class of the other's voting securities. This paragraph 5 and paragraph 6 shall not apply for any period (measured from the date hereof) longer than the shortest period for which similar restrictions are imposed by any confidentiality, standstill or similar agreement between Syntex and another party with respect to a possible acquisition of Syntex or a business combination, merger, strategic alliance or similar transaction with Syntex (a "Transaction") which agreement is entered into



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on or after November 15, 1993 and before February 28, 1995 (the "Measuring
Period") and pursuant to which Syntex provides information of substantially similar or greater scope or detail than that provided to Roche hereunder ("Relevant Information"). If, during the Measuring Period, Syntex provides to another party, in connection with a possible Transaction, Relevant Information but such Relevant Information is provided on terms materially less restrictive on such other party than paragraphs 5, 6 and 7, than such terms, to the extent les restrictive, shall apply to Roche as well. Syntex will promptly inform Roche in writing of any such change in the period or applicable terms of this agreement.

        6. During the Standstill Period, neither party will present to the other's shareholders or board of directors any proposal for a merger or other form of acquisition or consolidation that previously has not been approved in writing by the offeree's Chief Executive Officer nor, without the other company's prior consent, solicit proxies or become a "participant" in any "election context" (as such terms are used in Rule 4a-1 and Rule 14a-11 of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Act")).

        7. Notwithstanding the other provisions of this agreement, Roche may acquire voting securities of Syntex (not exceeding 2 million shares of Syntex common stock or the equivalent) in the ordinary course of Roche's portfolio investment activities provided that any investment decision to acquire such voting securities is not made by persons who have had access to any Information or who are aware (other than from public disclosures) of the transactions contemplated by this agreement.

        8. Syntex and Roche each acknowledge that damages would be an inadequate remedy for the breach of this agreement. Accordingly, each company may obtain injunctive and other equitable relief, without the necessity of posting a bond, for any breach or threatened breach of this agreement.

        9. This agreement will apply not only to Syntex and Roche, but also to each of their successors and assigns and to any corporation or other business entity controlled by, controlling or under common control with, either of them. References in this agreement to Syntex and Roche include such successors, assigns, corporations and entities.


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        10.     As used in this agreement, the term "group shall have the
meaning ascribed to such term in Section 13(d)(3) of the Act; the terms "control," "controlling" and "controlled by" shall have the meaning ascribed to such terms in Section 12b-2 of the Act, and the term "voting securities" shall mean the common stock of each company and any other securities having voting power under ordinary circumstances for the election of directors of each company and any securities convertible into options, warrants, call, or rights to acquire, any such shares of common stock or such other securities.

        11. Unless otherwise required by law, neither Roche nor Syntex shall publicly disclose the transactions contemplated by this agreement or the existence of discussions with respect thereto.

        12. This agreement shall be interpreted and enforced in accordance with the Federal laws of the United States as applicable and the laws of the State of Delaware (regardless of the choice of law principles of California, Delaware or any other jurisdiction). Each party submits to jurisdiction in the State of Delaware for the purposes of enforcing the provisions of this agreement.
                If the foregoing is acceptable to you, please indicate by signing and returning the enclosed copy of this agreement.


                                                  Very truly yours,


                                                  SYNTEX CORPORATION

                                                  By:  /s/ Neil Flanzraich
                                                       ---------------------
                                                       Name: Neil Flanzraich
                                                       Title: General Counsel



Accepted and agreed:

ROCHE HOLDING AG

By:  /s/ Henri B. Meier
     ---------------------
     Name : Henri B. Meier
     Title: Chairman